Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES CHANGE IN BOARD OF DIRECTORS

Toronto, Ontario, November 25, 2008 – SunOpta Inc. (NASDAQ:STKL; TSX:SOY) today announced that as a result of new personal commitments which will prevent him from serving as a Director of public corporations, Mr. Robert Fetherstonhaugh has resigned as a Director of the Company, effective November 24, 2008. Mr. Fetherstonhaugh has been a member of the Board of Directors since September 2001.

Robert Fetherstonhaugh commented, "I have thoroughly enjoyed my association with SunOpta and am proud to have played a role in the development of the Company. I will miss working with the SunOpta team and want to wish the Company and its Directors, management and employees sincere best wishes."

Jeremy Kendall, Chairman of the Board commented, "On behalf of the entire Company, we want to thank Mr. Fetherstonhaugh for his invaluable contributions to the Company over the years and wish him our sincerest best wishes."

The Company intends to replace Mr. Fetherstonhaugh on the Board of Directors and is currently in the process of assessing new candidates.

About SunOpta Inc.
SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food and natural health markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; Opta Minerals Inc. (TSX:OPM) (66.6% owned by SunOpta), a producer, distributor, and recycler of environmentally friendly industrial materials; and SunOpta BioProcess Inc. which engineers and markets proprietary steam explosion technology systems for the bio-fuel, pulp and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward-Looking Statements
The statement in this press release about the Company's intention to replace Mr. Fetherstonhaugh on the Board of Directors constitutes a "forward-looking statement" within the meaning of the United States Private Securities Litigation Reform Act of 1995. This forward looking statement is based on certain assumptions made by the Company as well as other factors that the Company believes are appropriate in the circumstance. While the Company does currently intend to replace Mr. Fetherstonhaugh, identification of a qualified candidate and acceptance by such candidate of the invitation to join the board is in part beyond the control of the Company. Consequently, this forward-looking statement made herein is qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.
Jeremy N. Kendall, Chairman
Steve Bromley, President & CEO
John Dietrich, Vice President & CFO
Tony Tavares, Chief Operating Officer
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com